UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

MoneyGram International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No:
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	(4)	Date Filed:

This Schedule 14A filing consists of the following communication relating to the proposed acquisition of MoneyGram International, Inc. (the “Company”) pursuant to the Agreement and Plan of Merger, dated as of January 26, 2017, by and among the Company, Alipay (UK) Limited, Matrix Acquisition Corp. and Alipay (Hong Kong) Holding Limited:

(i) Letter to MoneyGram Employees

Dear Colleagues,

I am writing to let you know about a recent development regarding MoneyGram.

Today we issued a news release confirming that MoneyGram has received an unsolicited proposal from Euronet Worldwide Brands to acquire all shares outstanding of MoneyGram for $15.20 per share in cash. A copy of the press release we issued is attached to this letter for additional information.

Consistent with its fiduciary duties and in consultation with its financial and legal advisors, MoneyGram’s Board of Directors will carefully review and consider the proposal to determine the course of action that it believes is in the best interests of the Company and all MoneyGram stockholders. MoneyGram’s Board has not changed its recommendation in support of the Ant merger agreement.

It is important that you know that MoneyGram remains subject to the terms of the definitive merger agreement with Ant. As the Board conducts its review, it remains business as usual for all MoneyGram employees. The most important thing you can do is remain focused on your day-to-day responsibilities and provide our customers and agents with the excellent service they have come to expect.

It is likely that today’s news may generate increased interest from members of the media and other third parties. Consistent with MoneyGram’s policy, if you receive any external inquiries from stockholders or analysts, please forward them immediately to Suzanne Rosenberg at srosenberg@moneygram.com or at (214)-979-1455, and any media inquiries to Michelle Buckalew at media@moneygram.com or at (214)-979-1418.

Thank you for your continued hard work and dedication to MoneyGram and putting our customers first.

Sincerely,

Alex

Forward-Looking Statements

This communication contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect MoneyGram’s current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursuant,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. The statements in this press release that are not historical statements are forward-looking statements within the meaning of the federal securities laws, including, among other things, statements regarding the Euronet proposal and the MoneyGram Board of Directors’ review thereof. These statements are subject to numerous risks and uncertainties, including the risk that Euronet may withdraw its proposal, many of which are beyond MoneyGram’s control, which could cause actual results to differ materially from the results expressed or implied by the statements.

Additional Information for Stockholders.

In connection with the proposed merger with Ant Financial, MoneyGram has filed a preliminary proxy statement and will file a definitive proxy statement and other materials with the Securities and Exchange Commission (the “SEC”). In addition, MoneyGram may also file other relevant documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT(S) AND OTHER DOCUMENTS THAT HAVE BEEN OR MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION WITH ANT FINANCIAL. Investors and security holders may obtain a free copy of the proxy statement(s) (when available) and other documents filed with the SEC by the Company, at the Company’s website, corporate.moneygram.com, or at the SEC’s website, www.sec.gov. The proxy statement(s) and other relevant documents may also be obtained for free from the Company by writing to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Investor Relations.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in the Proxy Statement on Schedule 14A for the 2016 annual meeting of stockholders for the Company, which was filed with the SEC on April 4, 2016. This document can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary proxy statement and will be contained in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.